                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [    ]
Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-12

                                 PROVANT, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

Proven Wall Street Executive and Education Industry Investor Named Choice for Chairman of Provant

New York -- August 20, 2001

Robert T. Puopolo, a proven Wall Street executive and education industry investor, has been named by the Provant Committee to Restore Shareholder Value as its choice for Chairman of the Board of Provant, Inc. (NASDAQ: POVT). Mr. Puopolo, who is no relation to Dominic J. Puopolo (another member of the alternative slate), is the sixth of what will be a diverse and world-class alternative slate of directors. Joseph Alibrandi, former Chairman and CEO of Whittaker Corp., James Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express, Christopher Greendale, a distinguished technology entrepreneur and executive, Dominic J. Puopolo, a successful business services entrepreneur and executive, and Brian Sellstrom, former Chairman and CEO of AchieveGlobal, were recently named to the alternative slate of directors. Mr. Sellstrom was also named as the Committee's choice for Provant CEO.

Mr. Puopolo is a Partner and co-founder of Epic Partners, a merchant banking firm focused exclusively on the education and training industry. Prior to forming Epic Partners, Mr. Puopolo was a partner at Leeds Equity Partners, the largest private equity firm focused on the education and training industry. Mr. Puopolo has made nine LBO and growth capital investments in companies in the education and training industry, including four investments in companies providing e-learning content and infrastructure to corporate customers.

Previously, Mr. Puopolo was a Managing Director of Oppenheimer & Co., a major Wall Street investment banking firm. While at Oppenheimer, Mr. Puopolo founded and led the Firm's Merger & Acquisition Group. Mr. Puopolo also co-founded and co-headed Oppenheimer's LBO Firm Coverage Group. Prior to joining Oppenheimer in 1993, Mr. Puopolo spent twelve years in the Corporate Finance and Merger & Acquisition Departments of Bear Stearns & Co. and Kidder, Peabody & Co. During Mr. Puopolo's investment banking career, he successfully managed over fifty merger and acquisition and other corporate financing transactions in a variety of industries and performed investment banking services for several education and training-related companies.

"We are very fortunate to be able to bring Bob's capital markets, education industry and corporate governance expertise to the Provant Board," a spokesperson said. "Bob's day-to-day focus on the education industry will provide important insights into strategic and competitive developments in the workplace performance improvement industry as well as an excellent source of potential strategic alliances. In addition, Bob's ongoing contact with Wall Street's education analysts will augment new management's efforts to rebuild Provant's credibility with the investment community. Furthermore, Bob's in-depth understanding of the public and private debt and equity markets, particularly as they concern education-related companies, will be critical to Provant's efforts to rehabilitate its capital structure, today and in the future. Finally, Bob's vast experience with public companies and their boards will ensure that Provant's corporate governance is best in class."

"As an investor in education and training, I have had an opportunity to assess a wide variety of workplace performance improvements companies. I firmly believe that Provant's one-stop offering of best-of-breed soft skills training is unique in the industry," said Puopolo. "With a focus on execution and a fresh start, I am convinced that the Company can achieve its potential and thereby restore shareholder value. Furthermore, I am delighted by the breadth and depth of the experience represented by the alternative slate of directors. With substantially all of the alternative slate coming from outside the Company, including the new CEO and Chairman, this is clearly a fresh start for Provant."

Mr. Puopolo's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at
(646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience.

                                       2